Exhibit 10.4

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), dated effective as of January 16, 2006 (the “Effective Date”), is entered into by and between CELSION CORPORATION (“Celsion”), and DR. AUGUSTINE CHEUNG (“Dr. Cheung”). Celsion and Dr. Cheung are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Celsion is desires to obtain certain consulting services from Dr. Cheung, and Dr. Cheung desires to provide such services to Celsion, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE 1

CONSULTING SERVICES AND COMPENSATION

1.1 Consulting Services. During the “Term” (as defined in Section 2.1 hereof), Dr. Cheung agrees to provide to Celsion, and Celsion agrees to engage Dr. Cheung to provide, the consulting services described on Schedule A attached hereto and made a part hereof (collectively, the “Consulting Services”), on the terms and subject to the conditions set forth in this Agreement. Except as otherwise provided in this Agreement, Dr. Cheung has the express authority to control and direct the means, manner and methods of the Consulting Services provided, however, that such Consulting Services shall be performed in compliance with all applicable federal, state and local laws and regulations.

1.2 Compensation. In consideration of the Consulting Services to be provided or procured by Dr. Cheung hereunder, Celsion agrees to pay a consulting fee to Dr. Cheung calculated in the manner (and payable at such times as) set forth on Schedule B attached hereto and made a part hereof (collectively, the “Consulting Services Fee”). Dr. Cheung acknowledges and agrees that as an independent contractor to Celsion, no federal, state or local taxes or social security withholdings will be made by Celsion from the payments referenced in this Section 1.2. Dr. Cheung shall report and pay any contributions for taxes, unemployment insurance, social security and other benefits for himself. Dr. Cheung herby agrees to indemnify, defend and hold Celsion harmless from and against any and all liabilities, obligations, claims, penalties, fines or losses resulting from or in any way related to Dr. Cheung’s failure to pay any of the above. Dr. Cheung acknowledges and agrees that as an independent contractor he is not entitled to and waives any right to claim workers compensation benefits as a result of services rendered to Celsion. Dr. Cheung further acknowledges and agrees that he is not entitled to or eligible to participate in Celsion’s life, health and dental insurance programs or other benefits, if any.

1.3 Non-Exclusivity. Celsion acknowledges and agrees that the Consulting Services to be provided or procured hereunder by Dr. Cheung are not exclusively for Celsion, and Dr. Cheung shall have the right to provide Consulting Services to any and all other Persons at any time and from time to time, without notice to Celsion.

ARTICLE 2

TERM AND TERMINATION

2.1 Term. Unless terminated earlier in accordance with the provisions of this Article 2, the term of this Agreement shall commence as of the Effective Date and shall continue until January 16, 2008.

2.2 Termination By Mutual Agreement. The Parties may terminate this Agreement (and the Term) at any time by mutual written agreement.

2.3 Effect of Termination. Upon termination of this Agreement (and the Term), Celsion shall pay to Dr. Cheung (on or prior to the effective date of such termination) the full amount of the Consulting Services Fee due and payable to Dr. Cheung for Consulting Services rendered on and prior to the effective date of such termination.

2.4 Survival. Notwithstanding anything herein to the contrary, Articles 3 and 4 of this Agreement shall survive the termination of this Agreement (and the Term).

ARTICLE 3

SOLICITATION AND CONFIDENTIAL INFORMATION

3.1 Non-Solicitation. During the Term of Dr. Cheung’s engagement with Celsion, Dr. Cheung shall not directly or indirectly: (i) solicit or canvas any customers of Celsion or its subsidiaries or affiliates on behalf of himself or any other person, firm or entity (including, without any limitation, any competitor of Celsion or its subsidiaries or affiliates) or (ii) accept competitive business from any customers of Celsion or its subsidiaries or affiliates for or on behalf of himself or any other person, firm or entity (including, without any limitation, any competitor of Celsion or its subsidiaries or affiliates). As used herein, “competitive business” shall mean any business which sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Celsion.

3.2 Confidential Information. Dr. Cheung shall maintain in strict secrecy any and all information in any way concerning, or relating to, the business of Celsion or any of its subsidiaries or affiliates. Dr. Cheung will not at any time, directly or indirectly, use, misappropriate or disclose to others, or permit the use by or disclosure to others of any confidential and/or proprietary information or trade secrets or any other information in any way concerning, or relating to, the business of Celsion or any of its subsidiaries or affiliates (together “Confidential Information”), whether oral, written, computerized, digitized or otherwise, regarding, in any way concerning, or relating to, the business of Celsion or any of its subsidiaries or affiliates, including, without limitation of the foregoing, information regarding intellectual property inventions, systems, processes, procedures, tests, experiments, results, data, specifications, technical knowledge, know-how, techniques, products, sales and market, costs, prices, earnings, business plans, financial information and forecasts, prospects, contracts, business arrangements, customers, vendors, suppliers, licensors and licensees, operating policies and procedures, methods of operation and business strategies, regardless of whether such information is deemed “confidential information” and/or “trade secrets” under Maryland law. Confidential Information, for purposes of this Agreement, does not include information that prior to its disclosure is within the public domain, available to the trade or public, or is otherwise made known to Dr. Cheung through no breach of duty, provided Dr. Cheung had no actual knowledge of any duty on the part of the source to maintain the confidentiality of the information disclosed Dr. Cheung shall be permitted to disclose any Confidential Information at such times and in such manner as is required by law or any relevant regulatory authority, or as is required to perform its obligations under this Agreement, provided that in such circumstances the Dr. Cheung shall notify Celsion at least fifteen (15) days prior to disclosure of any Confidential Information, and shall limit such disclosure to what is absolutely required under the circumstances. Dr. Cheung shall also notify in writing, with a copy to Celsion, any third party to whom Confidential Information is disclosed of the confidential nature of such disclosure.

ARTICLE 4

MISCELLANEOUS

4.1 Relationship of the Parties. Each party is and shall perform its obligations under this Agreement as an independent contractor, and as such, shall have and maintain complete control over all of their respective employees, agents and operations. Neither party nor anyone employed by it shall be, represent, purport to act or be deemed to be the agent, representative, employee or servant of the other party. Nothing herein shall create or constitute, or be deemed to create or constitute, a joint venture, partnership, association, agency or other relationship between the parties, or to impose any obligation or liability upon either of the parties based upon such relationship.

4.2 Force Majeure. Dr. Cheung shall not be deemed in default hereunder, nor shall it be held responsible, for any cessation, interruption or delay in the provision or procurement of the Consulting Services under this Agreement due to causes beyond its reasonable control, including without limitation, any fire, flood, earthquake or other natural disaster, act of God, war or armed conflict (whether or not officially declared), strikes, labor difficulties, riot, civil disturbance, accident, disruption of the public markets or the failure of any supply, transportation, telecommunications, power or other essential commodity or service required in the conduct of its business, and other similar causes to those listed, in each case where failure to perform is beyond the reasonable control of Dr. Cheung.

4.3 Further Assurances. The Parties will, from time to time, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

4.4 Notices. All notices, requests, demands, waivers, and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given: (i) when delivered by hand or confirmed facsimile transmission; (ii) one day after delivery by receipted overnight delivery; or (iii) four days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the Person, address and/or facsimile number set forth on the signature page to this Agreement, or to such other Person, address and/or facsimile number as either Party shall furnish to the other Party in writing pursuant to this Section 4.4.

4.5 Entire Agreement. The terms and conditions set forth in this Agreement, and the Schedules attached hereto and incorporated herein by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous and contemporaneous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

4.6 Assignment. Dr. Cheung shall not assign or delegate this Agreement.

4.7 Amendment. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement (including, without limitation, Schedule A and Schedule B hereto) shall be valid or binding on either Party unless mutually assented to in writing by both Parties.

4.8 No Waiver. The failure of any Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by any Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter. The express waiver by any Party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

4.9 Governing Law. The laws of the State of Maryland (irrespective of its choice of law principles) govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties. The Parties irrevocably consent and agree to the exclusive jurisdiction of the Circuit Court for Howard County and the United States District Court for the District of Maryland, and to the service of process for it and on its behalf, for resolution of all matters involving this Agreement or the transactions contemplated hereby. EACH PARTY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING HEREUNDER.

4.10 Interpretation. In the event of any conflict between the terms of this Agreement and any Schedule hereto, the terms of this Agreement shall govern, unless the terms of such Schedule are expressly stated to override the terms of this Agreement. This Agreement is not intended to, and shall not, confer upon any Person (other than the Parties) any rights or remedies with respect to the subject matter hereof. For purposes of this Agreement, the term “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

4.11 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement shall be deemed modified with retroactive effect to render such provision valid and enforceable to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect. If such court will not so modify such provision, the Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and economic effect of such provision.

4.12 Counterparts. This Agreement may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument.

4.13 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be given any legal effect.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

ATTEST:		DR. AUGUSTINE CHEUNG.

/s/ Charles C. Shelton	(SEAL)	By:	/s/ Augustine Cheung	(SEAL)

CELSION, INC.

/s/ Anthony P. Deasey	(SEAL)	By:	/s/ Lawrence S. Olanoff	(SEAL)
		Name:	Dr. Lawrence S. Olanoff
		Title:	President and CEO

[Signature Page to Consulting Services Agreement]

SCHEDULE A

CONSULTING SERVICES

1.	Advice, guidance and counsel regarding microwave and other thermotherapy technologies, as requested by Celsion from time to time.

SCHEDULE B

CONSULTING SERVICES FEE

Celsion agrees to pay Dr. Cheung a consulting services fee calculated as follows:

•	Celsion will pay Dr. Cheung an annual retainer in the amount of One Hundred Thousand Dollars ($100,000.00).

•	Celsion will pay a fee of Two Thousand Dollars ($2000.00) per day for a minimum of Thirty (30) days per year during the term of this Agreement.

•	Celsion will reimburse Dr. Cheung for all reasonable expenses arising from performance of the services during the Term of this Agreement. All such expenses must be pre-approved by Celsion in writing or the expense will not be reimbursed. Celsion will reimburse Dr. Cheung for such pre-approved expenses within thirty (30) days following Celsion’s receipt of an expense summary and supporting receipts showing the expenses.